Exhibit 4.27.2

Additional Agreement No. 2
to Contract on Network Connection between OAO Rostlecom and OAO Uralsvyazinform No. UF/D-MRK-
01/03 dated August 01, 2003 (as amended by Agreement dated January 01, 2006)

Moscow	March 11, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by Charter, on the one part, and Uralcvyazinform, an Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director Anatoly Yakovlevich Ufimkin, authorized to act by Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments in the Contract on Network Connection (hereinafter, “the Contract”), as follows:

1.                    Clause 3.1.3. of the Contract shall be excluded.

2.                    Clause 3.1.4. of the Contract shall be marked as Clause 3.1.3. and shall be amended as follows: “to provide the recording and the billing of the Services according to the traffic in accordance to the provisions of this Contract”.

3.                    Clause 3.1.5. of the Contract shall be marked as Clause 3.1.4. of the Contract.

4.                    Clause 3.1.6. of the Contract shall be marked Clause 3.1.5. of the Contract.

5.                    To add to the Contract the clause of the following wording: “To demand from the Operator the information on numbering capacity of the lines of the Associated Operators”; mark it as clause 3.2.5.

6.                    Clause 3.2.5. of the Contract shall be marked as Clause 3.2.6. of the Contract.

7.                    Clause 3.3.3. of the Contract shall be amended as follows: “to provide the completeness and correctness of the information submitted to Rostelecom on the numbering capacity of the Associated Operators and the numbering capacity from which the Traffic transfer used for Service Telecommunication is initiated.

8.                    To add to the Contract clause 3.4.4. that states: “to provide the recording and the billing of the Services according to the traffic in accordance to the provisions of this Contract”.

9.                    To add to the Contract clause 3.4.4. that states: “To initiate control of submitted by Rostelecom data on the volume of the Service for Traffic transfer”.

10.              Clause marked as 5.8 shall be added to the Contract: “The content and the submission procedure by the Operator of the information on numbering capacity from which the Service Telecommunication Network traffic is initiated necessary to Rostelecom for  the billing for the Traffic transfer service is described in Section 6 of Appendix 5”.

11.              Clause 5.8 of this Contract shall be marked as clause 5.9. of the Contract shall be marked as clause 5.9. of the Contract and shall be amended as follows: “Structure and terms of transfer of the data related to the Users (including the User’s number initiating the call) required by Rostelecom to perform billing for long-distance and international communication and to consider claims are specified in Schedule No.9 attached herein. Data updating about all the Users not connected to the activities described in clause 6 (except for paragraphs 1 and 3 of clause 6) of Appendix 9 to this Contract is performed by the Operator in compliance with the Additional Agreement to this Contract that can be concluded by the Parties within the validity period of this Contract”.

12.              Clause 5.9 of this Contract shall be marked as clause 5.10. of this Contract

13.              Clause 6.2. - 6.10 of the Contract shall be amended as follows:

«6.2. The Operator shall pay for the Interconnection services in accordance with rates specified in Appendix No. 1 attached herein.

6.3. Should the rates of Interconnection services and Traffic Admission Services be changed by the Federal executive authority of the Russian Federation responsible for adjustment of tariffs for such services the Parties shall introduce new tariffs from the date specified in the order of the Federal executive authority of the Russian Federation by means of conclusion of the Additional Agreement to this Contract that should be signed by the Parties in this case.

6.4. Payment for Traffic Admission Services shall be effected by Rostelecom in accordance with the procedure specified in Appendix 7 hereto.

6.5. Payment for Interconnection services shall be effected by the Operator on a monthly basis no later than 10 (ten) days after the signing the Interconnection Services Report.

6.6. For billing purposes the Parties shall exchange the data on the volume of the Interconnection services and Traffic Admission Services as follows:

6.6.1. The Operator no later than the last day of the Accounting Period (in accordance with calendar possibilities) submitted to Rostelecom detailed information on number capacities of the Associated Operators, numbering capacity from which the traffic of the Telecommunication Service is initiated and numbers of pay telephones and call offices in accordance to Appendices 5 and 9.

6.6.2. No later than the 6th day of the Billing Period Rostelecom submits the Operator a Report on volumes of the services rendered for the Traffic Admission Services with the following data:

а) on volume of the services provided for zone call initiation  from the Operator’s network including on codes 80Х 100, 80Х 200, 8-10-800 and on codes 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the IS Operator interconnected to Rostelecom’s network);

b) on volume of the services provided for zone call initiation from the Associated Operators’ networks including on codes 80Х 100, 80Х 200, 8-10-800 and on codes 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the IS Operator interconnected to Rostelecom’s network);

c) on volume of the call termination to the Operator’s network;

d) on volume of the call termination to the Associated Operators’ networks.

6.6.3. The Parties shall check and reconcile the data on the volume of Traffic Admission Services rendered (obtained) within the Accounting Period in accordance with clause 6.6.2 herein.

6.7. By the 8th day of the Billing period one Party shall submit to the other Party the Traffic Admission Services Report with the following data:

6.7.1. Operator:

а) on volume of the services provided for zone call initiation  from the Operator’s network including on codes 80Х 100, 80Х 200 and on codes 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the IS Operator interconnected to Rostelecom’s network);

b) on volume of the services provided for zone call initiation  from the Associated Operators’ networks including on codes 80Х 100, 80Х 200 and on codes 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the IS Operator interconnected to Rostelecom’s network);

c) on volume of the call termination to the Operator’s network;

d) on volume of the call termination to the Associated Operators’ networks.

6.7.2. Rostelecom:

а) for the Interconnection services rendered.

6.8. By the 9th day of the Billing Period each Party signs a corresponding Act: Rostelecom shall sign the Traffic Admission Services Report; The Operator shall sign the Interconnection services Report.

6.9. The Parties shall provide invoices for Interconnection services and Traffic Admission Services by the 10th day of the Billing period. The copies of invoices, the Act of Acceptance of services shall be sent by fax, the originals shall be sent by mail.

6.10. Without prejudice to provisions of clause 6.8. each Party shall be entitled to check the data submitted by the other Party and reconcile with its own data to verify absence of discrepancies in accordance with terms specified herein.

In case of discrepancies of the data of the Parties in charges for the Traffic Admission Services for the billing period within 3% plus/minus of the volume and cost parameters of the services rendered according to the Act of Acceptance then the Parties acknowledge volume and cost parameters of the services rendered and indicated in the Act to be true.

If discrepancies of the data of the Parties in exceed 3% plus/minus of the volume and cost parameters of the services rendered according to the Act of Acceptance, one Party shall send by the 17th day of the Billing Period at the latest to the other Party the Reconciliation Report indicating confirmed and rejected amounts.

In case any Party presents the Reconciliation Report the Parties shall carry on the activities to correct and to eliminate the discrepancies as prescribed in Appendix 6 of this Contract. After the reasons of discrepancies have been revealed the Parties sign the Act on the regulation of the discrepancies indicating the approved volumes and costs of the services. Differences in volumes and costs of the services indicated in the Acts of Acceptance and the Acts on the regulation of the discrepancies  is set off in the following Billing period”.

14.              Paragraphs 6.11, 6.12 of Contract shall be excluded, clauses 6.13-6.17 of the Contract shall be marked as clauses 6.11-6.15.

15.              Clause 9.6. of the Contract shall be amended as follows: “The Operator is responsible for the timely and complete data submission on the numbering capacity of the Associated Operator, the numbering capacity from which the traffic connected to the Service Telecommunication is initiated and on the numbering capacity of the pay phones and call offices”.

16.              Clause 9.7. of the Contract shall be amended as follows:

“ If invalid data has been submitted by Rostelecom (or failure to submit the data, or delayed submission of the data) on the volumes of the traffic transfer service by the Operator on the stipulation that, the Associated Operator receiving traffic (incoming traffic) from Rostelecom’s network through Operator’s network, has submitted to the Operator a claim for forfeit and/or indemnity for the losses and the amount of funds payable for incoming traffic to this Operator’s network calculated on the basis of invalid data provided is less than the amount payable for actual services rendered, then the Operator shall be entitled to claim indemnity for the losses from Rostelecom  including expenses of the Operator, inflicted in connection with aforesaid claims by such Associated Operator. This forfeit must be paid by Rostelecom to the Operator within the period of ten (10) banking days from the moment of the receipt of the corresponding payment demand.

Should the Operator provide invalid data (or fail to provide data, or delay data provision) with respect to the volumes of Traffic Admission Services rendered, Rostelecom may demand from the Operator indemnification for damages related to the Operator’s failure to discharge its obligations. The Operator is obliged to pay to Rostelecom the forfeit within the period of ten (10) banking days from the moment of the receipt of the corresponding payment demand.

17.             Appendix No. 5 of the Contract shall be amended as follows:

Appendix 5 to the Contract on Network Connection No. dated January 01, 2006

Order of Interaction between Rostelecom and the Operator Participating in the Process of Exchange of Information on the Services Rendered

1.                  This Appendix determines the order of interaction between Rostelecom and the Operator  participating in the process of exchange of information on the traffic admission Services.

2.               This Appendix determines:

2.1.                            The format and order of submission by the Operator of the information on the numbering capacity of the networks of Associated Operators;

2.2.          The format and order of submission of the data on traffic admission Services.

3.                  The Operator submits the information on the numbering capacity of the networks of Associated Operators in the format of Table 1, indicated in par. 6.6.1 hereof, the information on the numbering capacity with associated with the Service traffic, and the data on pay phones and call offices in the format established in Appendix 9.

4.                  The Operator submits the information about changes in numeral capacities, allotted by the Associated Operators during the Accounting period, in the format of Table 1 of this Agreement.

5.                  Rostelecom submits to the Operator monthly reports on the volume of the rendered Traffic admission Services, containing the data:

а) on the volume and cost of the services of zone initiation of call from the Operator’s network, including the codes 80Х 100, 80Х 200, 8-10-800 and 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the Inquiry System (IS) Operator connected to the network of Rostelecom);

b)  on the volume and cost of the services of zone initiation of call from the Associated Operator’s network, including the codes 80Х 100, 80Х 200, 8-10-800 and 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the ISS Operator connected to the network of Rostelecom);

c) on the summary volume and cost of the services of  termination of call to the Operator’s network;

d) on the summary volume and cost of the services of  termination of call to the Associated Operator’s network.

6.               The requirements for the formation of reports:

•                  in volume figures only the actually performed traffic must be considered, i.e. the traffic registered on the commutator  by response of the called number;

•                  the volume of the traffic admission services rendered is estimated for the point of connection of the Operator’s network to the network of Rostelecom;

•                  Service traffic (the traffic for the service network) is not included into reports;

•                  the long-distance and international telecommunications traffic via pay phones and call offices is included onto reports;

•                  the tarification is performed in accordance with par. 6.1. of the Agreement;

•                  the reports on the Service of zone initiation of call from the Operator’s network and zone initiation of call from the Associated Operator’s network must contain detailed elaboration of the incoming long-distance and international ABC codes;

•                  the reports on the Service of call end indicate the summary volume of the outgoing ABC codes;

•                  the reports are drawn up in the Excel format. The form of data presentation in specified in Table 2 of this Appendix.

The format of data presentation

Table 1. The structure of the file for submission of information about numbering capacity of Associated Operators

Short name					Numbering capacity
of the Operator/ Operator’s subsidiary	Indication of agreement conclusion	Number of agreement	Full name of Associated Operator	Symbol name of Associated Operator	Beginning of number range	End of number range	Date of number opening	Date of number closure
1	2	3	4	5	6	7	8	9

Notes to completion of Table 1:

1.                  The data must be presented by the Operator in the Excel format.

2.                  The transferred files must be named in accordance with the following name structure:

XXXXZZZZZZСССNU.xls,

where

•                  XXXX- four-digit sign-digit operator number assigned by Rostelecom

•                  ZZZZZZ - accounting period in the form YYYYMM

•                  CCC - outgoing ABC code up to three digits (for consolidated file АВС=343)

•                  N - indication of the information presented in the file (must always be present in the file name)

•                  UU - report ordinal number. The ordinal number of the document sent by the communication Operator to Rostelecom in the accounting period is always 0. Every new version of the file for the same Accounting period is formed by means of increasing the document ordinal number by 1.

3.                  The Operator having subsidiaries draws up the report on numbering capacities of the Associated Operators individually for every subsidiary and submits the reports conjointly.

4.                  In the column «Symbol name of Associated Operator» the abbreviated name of Associated Operator is indicated.

5.                   In the column «Indication of agreement conclusion» the following codes are indicated dependent on the state of the agreement with the corresponding Associated Operator: 0 - agreement is not concluded; 1 - agreement is concluded; 2 - agreement is denounced.

6.                   In the column «Beginning of number range» and «End of number range» full numbers allotted to the operator together with the ABC code are indicated. By absence of number range, i.e. when one number is allotted, the same number is indicated in these columns.

7.                   In the fields «Date» the date of opening or closure of number range is indicated, in the format: (DD.MM.YYYY)

Table 2 . The format of data presentation on Traffic admission Services

< Name of Operator>

<Name of Operator’s subsidiary>

Period from  <the starting date of the accounting period> till <the ending date of the accounting period>

Type of traffic <incoming/ outgoing>

Direction name	Code	Number of calls	Duration, min.	Tariff	Cost

Total

Notes to completion of Traffic admission Services data

1.                  The data must be presented by the Operator in the Excel format.

2.                  In the field «Type of traffic» service type relative to the network of Rostelecom is indicated: incoming - for initiation of call, outgoing - for termination of call to the Operator’s network.

OAO Rostelecom:	OAO Uralsvyazinform:
Legal address: 127091, Moscow, Delegatskaya st., 5	Legal address: 620014 Yekaterinburg, Moskovskaya st., 11

General Director OAO Rostelecom	General Director OAO Uralsvyazinform
________________ D.Ye. Yerokhin Dt.______________________ Seal here	__________________ А. Ya. Ufimkin Dated ________________________ Seal here

18.             Appendix No. 6 of the Contract shall be amended as follows:

Appendix 6 to Contract on Network Connection No. dated January 01, 2006

Interaction between Rostelecom and the Operator in the Course of Reconciliation of Data on Long-Distance
and International Traffic Admission.

1.                  This Appendix establishes the list of actions that must be performed by the Parties (Rostelecom and the Operator) for the regulation of disputes arising by discrepancy of traffic admission data.

2.                  This Appendix establishes the methods of data reconciliation on the admitted traffic, the format, the terms and ways of data submission on every stage of revision.

3.                  The performance of revision can be initiated by one of the Parties within the validity term of the current Agreement on the condition of observance of statue of limitation established by current law of the Russian Federation.

4.                  The basis for the beginning of the data reconciliation actions is the discrepancy between summary volume or cost figures on the services rendered during the Accounting period (in accordance with the data of Rostelecom and the Operator), exceeding 3 (three) %.

5.                  The following actions can be performed in the reconciliation:

•                  The reconciliation of data submitted by Rostelecom and the Operator,

•                  detailed reconciliation

•                  comprehensive technical study;

6.                  The reconciliation of data submitted by Rostelecom and the Operator:

6.1.        The Party initiating the revision forms and submits to the other Party the report in the form of Table 1 presented in this Appendix.

6.2.        The Party receiving the report indicated in par. 6.1, performs counter-analysis of the execution of the conditions hereunder in the billing:

•                  minimal  non-tariff limit of the calls,

•                  type of the traffic round-off,

•                  tariffs.

•                  criteria of traffic accounting (switching, trunks, numbering capacity).

6.3.        If as a result the Party has detected a mistake and its correction has eliminated the discrepancies, the Parties agree on the date of correction of the mistake and the date of re-calculation in accordance with the conditions hereof.

6.4.        If the mistake was not detected and its correction did not effect the elimination of the discrepancies, the Party initiating the revision chooses the directions (no more than five (5)) for which the maximal discrepancies were detected, the volumes must be sufficient for the performance of revision. The data shall be input into Table 2 attached herein.

The other Party, no later than within 5 (five) days upon receipt of the report draws up the Act on the results of the counter-analysis and submits it to be approved by the cooperating Party.

7.                  Detailed reconciliation

7.1.        The basis for the beginning of a detailed reconciliation is the coordinated at the previous stage acts and reports on the condition of absence of detected causes of discrepancies.

7.2.        The Parties adjust the following parameters of the detailed reconciliation:

•                  time factors (month, week, day, hour and so on),

•                  ancillary parameters (switchboards, trunks, numbering capacity),

•                  aspect of the detailed reconciliation,

•                  size of the detailed reconciliation,

•                  data exchange type.

The format sample for accordance of measured call service data for a detailed reconciliation, indicated in Table 3 of the Appendix, can be changed depending on technical abilities of the Parties.

7.3.        Detailed reconciliation is conducted under the agreement of the Parties using the resources of Rostelecom and/or Operator. The results of the reconciliation, performed by Rostelecom, shall be sent to the address of Operator not later than after seven (7) working days from concordance of the operation factors, indicated in para. 7.2 of the Appendix.

7.4.        The parties conduct analysis of the results of the detailed reconciliation.

If one of the Parties has detected a mistake and its correction has eliminated the discrepancies, the Parties agree on the date of correction of the mistake and the date of re-calculation in accordance with the conditions hereof.

7.5.        If no errors are detected or after correction of errors discrepancies are not eliminated the results of the analysis shall be revealed in relevant Act within three (3) business days from the date of reconciliation agreed by the Parties. The Parties will co-ordinate the next steps:

•                  Another addition, ancillary parameters of the revise are selected (repeated execution of the stage of the detailed reconciliation),

•                  comprehensive technical study should be performed.

8.                  Comprehensive technical study.

8.1.        The reason for the realization of the comprehensive technical study is coordinated on the previous stages statements and the absence of the ascertained reasons for discrepancies.

8.2.        In the context of the comprehensive technical study it can be realized by the associated Parties:

•                  verification of capacity for work of communication channels;

•                  verification of the recording completeness of the tariff files;

•                  verification of recording conditions of the tariff files;

•                  registration of the probing calls;

•                  verification of the routing Regulations;

•                  verification of the software, used in the system of collection and processing of tariff information and so on;

•                  using indirect methods of research.

8.3.        After getting the results the report is organized and agreed by the Parties, the used methods, conclusions, recommendations for eliminating the reasons, caused the discrepancies, the terms of removal such reasons are indicated inside this report.

On the basis of the results of the complex technical analysis report, the decision about re-calculation is taken in accordance with the conditions hereof.

Table 1. The form of data reconciliation report

Operator
Description of communication services with discrepancies detected
Date and registration number of agreement/contract for the services rendered
Terms of tariffing for the service (minimal non-payable threshold, round-up per second/per minute)
Accounting criteria of the service - terms of connection (switching, trunks, numbering capacity)
Discrepancies
Period dates
Traffic direction (incoming/outgoing/transit)
Type of traffic (long-distance/international/local)

Charges for traffic according to Rostelecom
Charges for traffic according to the Operator
Discrepancies in charges
Volume of traffic according to Rostelecom
Volume of traffic according to the Operator
Discrepancies between volumes

Table 2. Dedicated reconciliation form

	Outgoing			Rostelecom data			Operator data			Discrepancies
Period	ABC code	Direction	Direction code	min	tariff	total	min	tariff	total	% (min)	% (rubles)

Data should be presented in electronic file using format dbf or xls

Table 2. Format of call service data

Tel_A*	Tel_В*	Mn_I*	Mn_O*	Date*	Time*	D_sec*

* fill-in spaces are marked

1.                  Field Tel_A*: Number of the subscriber А phone

2.                  Field Tel_B*: Number of the subscriber B phone

3.                  Field Mn_I*: Mnemonics of incoming group of channels

4.                  Field Mn_O*: Mnemonics of outgoing group of channels

5.                  Field Date*: Date of the call beginning (DDММYY)

6.                  Field Time*: Time of the call beginning (HHММSS)

7.                  Field D_sec*: Call duration (in seconds)

OAO Rostelecom:	OAO Uralsvyazinform:
Legal address: 127091, Moscow, Delegatskaya st., 5	Legal address: 620014 Yekaterinburg, Moskovskaya st., 11

General Director OAO Rostelecom	General Director OAO Uralsvyazinform

________________ D.Ye. Yerokhin Dt.______________________ Seal here	__________________ А. Ya. Ufimkin Dated ________________________ Seal here

19.              This Agreement is an inseparable part of the Contract.

20.              All terms used in this Agreement have a meaning, fixed for them in the Contract.

21.              All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

22.              The agreement is issued in the Russian language in two copies, one for  each Party.

23.              This Agreement shall come into force from the date hereof. The Parties hereby establish that terms and conditions of the Agreement entered into thereby shall apply to their relations arisen from the date of the Contract on Telecommunications Network Connection dated January 01, 2006.

24.              Details and Signatures of the Parties

OAO Rostelecom:	OAO Uralsvyazinform:
Legal address: 127091, Moscow, Delegatskaya st., 5	Legal address: 620014 Yekaterinburg, Moskovskaya st., 11
General Director OAO Rostelecom	General Director OAO Uralsvyazinform
/signed/ D.Ye. Yerokhin Dt.11.03.2006 Seal here	/signed/ А. Ya. Ufimkin Dated 11.03.2006 Seal here